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                                                             EXHIBIT 99.B5f


                       SUB-INVESTMENT ADVISORY AGREEMENT


     AGREEMENT dated as of October 1, 1992 by and among WILLIAM BLAIR & COMPANY, a Delaware corporation and U.S. registered investment adviser (the "Adviser"), FRAMLINGTON OVERSEAS INVESTMENT MANAGEMENT LIMITED, an English corporation and U.S. registered investment adviser (the "Sub-Adviser"), and FRAMLINGTON GROUP plc, an English corporation ("Framlington").

     WHEREAS, the Adviser is the investment manager for William Blair Mutual Funds, Inc. (the "Fund"), an open-end diversified, management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

     WHEREAS, the Adviser serves as investment adviser and manager for the International Growth Shares Portfolio, an investment portfolio of the Fund (the "Portfolio") and wants to retain the Sub-Adviser as the Adviser's agent to furnish certain investment advisory services for the Portfolio; and

     WHEREAS, FRAMLINGTON is the parent corporation of the Sub-Adviser.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

     1. Appointment. The Adviser hereby appoints the Sub-Adviser to provide certain sub-investment management services to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

     2.     Management.  Subject always to the supervision of the Fund's
Board of Directors and the Adviser, the Sub-Adviser will furnish an investment program in respect of, and make investment decisions for, all assets of the Portfolio and place all orders for the purchase and sale of securities, all on behalf of the Portfolio. In the performance of its duties, the Sub-Adviser will satisfy its fiduciary duties to the Portfolio (as set forth in Section 8, below), and will monitor the Portfolio's investments, and will comply with the provisions of the Fund's Articles of Incorporation and By-Laws, as amended from time to time, and the stated investment objectives, policies and restrictions of the Portfolio. The Sub-Adviser and the Adviser will each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Portfolio and to consult with each other regarding the investment affairs of the Portfolio. The Sub-Adviser will report to the Board of Directors and to the Adviser with respect to the implementation of such program.

     The Sub-Adviser further agrees that it:

        (a) will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;





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        (b)     will conform with all applicable Rules and Regulations of the
     Securities and Exchange Commission and the Rules of IMRO (Investment Management Regulatory Organisation Limited) and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to its investment advisory activities;

        (c) will place orders pursuant to its investment determinations for the Portfolio either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers, the Sub-Adviser will attempt to obtain the most favorable overall results, taking into account the net price, the method of execution and research services provided. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, the Sub-Adviser may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Sub-Adviser with research advice and other services. In no instance will portfolio securities be purchased from or sold to the Adviser, the Sub-Adviser or any affiliated person of either the Fund, the Adviser, or the Sub-Adviser, except as may be permitted under the 1940 Act;

        (d) will report regularly to the Adviser and to the Board of Directors and will make appropriate persons available for the purpose of reviewing with representatives of the Adviser and the Board of Directors on a regular basis at reasonable times the management of the Portfolio, the performance of the Portfolio in relation to standard industry indices, interest rate considerations and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by the Adviser;

        (e) will maintain books and records with respect to the Fund's securities transactions and will furnish the Adviser and the Fund's Board of Directors such periodic and special reports as the Board or the Adviser may request;

        (f) will act upon instructions from the Adviser not inconsistent with the fiduciary duties hereunder;

        (g) will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund, and will not use records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld either where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, or when requested to divulge such information by duly constituted authorities, or when so requested by the Fund; and

        (h) will receive the research and recommendations of the Adviser with respect to the investment and reinvestment of the assets of the Portfolio.



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     3.     Books and Records.  In compliance with the requirements of Rule
31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records or copies of such records upon the Fund's request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

     4. Expenses. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund.

     5. Sub-Advisory Fees. For the services provided and the expenses assumed pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee, accrued daily and payable monthly, computed at the annual rate of .40% of the first $100,000,000 of average daily net assets of the Portfolio subject to this Agreement and .275% of the average daily net assets in excess of $100,000,000.

     6. Services to Others. The Adviser understands, and has advised the Fund's Board of Directors, that the Sub-Adviser may in the future act as an investment adviser to fiduciary and other managed accounts and as investment adviser or sub-investment adviser to other investment companies. The Adviser has no objection to the Sub-Adviser's acting in such capacities, provided that whenever the Portfolio and one or more other investment companies, or accounts advised by the Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in a manner which in the opinion of the Sub-Adviser is the most equitable for the Portfolio and all other companies concerned. The Adviser recognizes, and has advised the Fund's Board of Directors, that in some cases this procedure may adversely affect the size of the position that the Portfolio may obtain in a particular security. In addition, the Adviser understands, and has advised the Fund's Board of Directors, that the persons employed by the Sub-Adviser to assist in the Sub-Adviser's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement will be deemed to limit or restrict the right of Sub-Adviser or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

        (a) The Adviser shall be responsible for making custodial arrangements for the Portfolio.

        (b) All assets in respect of which the Sub-Adviser shall provide services pursuant to this Agreement shall be the property of the Fund. All investments capable of registration will be registered in the name of the Fund or the Fund's Custodian. All certificates and documents of title relating to any such assets (whether or not in registered form) will be held for safekeeping by the Fund's Custodian.


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        (c)    The Adviser hereby authorizes the Sub-Adviser to give such instructions to the Fund's Custodian for delivery of all documents relating to title, rights and privileges attaching to investments as is necessary in connection with any services provided by the Sub-Adviser under this Agreement.

     7. Limitation of Liability. The Adviser will not take any action against the Sub-Adviser to hold the Sub-Adviser liable for any error of judgment or mistake of law or for any loss or failure to take profit or advantage in connection with the performance of the Sub-Adviser's duties under this Agreement, except a loss resulting from Sub-Adviser's willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement. In addition, the Sub-Adviser shall not be liable for any act or default by the Fund's Custodian.

     8. Indemnification. The Adviser agrees to indemnify the Sub-Adviser and the Sub-Adviser and Framlington each agree to indemnify the Adviser against any claim against, loss or liability to such other party (including reasonable attorneys' fees) arising out of any action on the part of the indemnifying party which constitutes willful misfeasance, bad faith or gross negligence.

     9. Duration and Termination. This Agreement will become effective as to the Portfolio on October 1, 1992, provided that it has been approved by vote of a majority of the outstanding voting securities of the Portfolio in accordance with the requirements under the 1940 Act, and, unless sooner terminated as provided herein, will continue in effect until April 30, 1994.

            Thereafter, if not terminated, this Agreement will continue in effect for the Portfolio for successive periods of twelve months each ending on April 30 of each year, provided such continuation is specifically approved at least annually (a) by the vote of a majority of those members of the Fund's Board of Directors who are not interested persons of the Fund, the Sub-Adviser, or the Adviser, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Fund's Board of Directors or by the vote of a majority of all votes attributable to the outstanding Shares of the Portfolio. Notwithstanding the foregoing, this Agreement may be terminated as to the Portfolio at any time, without the payment of any penalty, on sixty days' written notice by the Adviser or by the Sub-Adviser on ninety (90) days' written notice and may also be terminated at any time without penalty by the Board of Directors of the Fund or by vote of a majority of all votes attributable to the outstanding shares of the Portfolio on sixty (60) day's written notice to Sub-Adviser by the Fund. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons" and "assignment" have the same meaning of such terms in the 1940 Act.) This Agreement shall automatically terminate in the event that the Management Agreement between the Adviser and the Fund with respect to the Portfolio is terminated, assigned or not renewed.



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     10.     Amendment of this Agreement.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

     11. Notice. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

     12. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors and will be governed by the laws of the United States and the State of Illinois.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                           WILLIAM BLAIR & COMPANY



                                           By: /s/Norbert W. Truderung
                                               ------------------------------
                                           Name:  NORBERT W. TRUDERUNG
                                           Title:  PARTNER, WILLIAM BLAIR
                                           & COMPANY, SENIOR V.P., WILLIAM
                                           BLAIR MUTUAL FUNDS, INC.


                                           FRAMLINGTON OVERSEAS INVESTMENT
                                           MANAGEMENT LIMITED




                                           By: /s/W.G. Greig
                                               ------------------------------
                                           Name:  W.G. Greig
                                                -----------------------------
                                           Title:  Director
                                                 ----------------------------



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                                           FRAMLINGTON OVERSEAS INVESTMENT
                                           MANAGEMENT LIMITED



                                           By: /s/M. Hasui
                                               ------------------------------
                                           Name:  M. Hasui
                                                -----------------------------
                                           Title:  Deputy Chairman
                                                 ----------------------------


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